PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus Dated June 26, 2002)	Registration No. 333-91104

$3,000,000,000 2.375% Notes Due 2006

Interest payable on March 15 and September 15 of each year, commencing September 15, 2003

The Notes will mature on March 15, 2006. The EIB will not have the right to redeem the Notes before their scheduled maturity.

The EIB has applied to have the Notes listed on the Luxembourg Stock Exchange.

PRICE OF THE NOTES, 99.666% AND ACCRUED INTEREST, IF ANY

	Price to Public	Underwriters Discounts and Commissions	Proceeds to the EIB
Per Note	99.666%	0.075%	99.591%
Total	$2,989,980,000	$2,250,000	$2,987,730,000

The United States Securities and Exchange Commission, state securities regulators, the Luxembourg Stock Exchange or any foreign governmental agencies have not approved or disapproved these Notes, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriters below expect to deliver the Notes to purchasers in book-entry form only, through The Depository Trust Company (“DTC”), on January 14, 2003.

DEUTSCHE BANK	MORGAN STANLEY	SALOMON SMITH BARNEY

ABN AMRO	HSBC

BARCLAYS CAPITAL	JPMORGAN

BNP PARIBAS	MERRILL LYNCH INTERNATIONAL

CREDIT SUISSE FIRST BOSTON	NOMURA INTERNATIONAL

GOLDMAN SACHS INTERNATIONAL

January 7, 2003

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell Notes and making offers to buy Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the Notes.

The information set forth herein, except the information appearing under the heading “Underwriters”, is stated on the authority of the President of the EIB, acting in his duly authorized official capacity as President.

If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make offers. See “Underwriters”.

This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the EIB. The EIB accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are not other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, J.P. Morgan Bank Luxembourg S.A., 5, Rue Plaetis, BP 240, L-2338 Luxembourg.

The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriters”.

References herein to “$” and “dollars” are to the currency of the United States.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Notes. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file reports and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following location of the Commission:

Public Reference Room	Northeast Regional Office
450 Fifth Street, N.W.	233 Broadway
Room 1024	New York, New York 10279
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in incorporated documents of a later date.

This prospectus supplement incorporates by reference the documents listed below that the EIB previously filed with the Commission. They contain important information about us. All other documents which the EIB previously filed with the Commission, including those listed under the heading “Where You Can Find More Information” in the accompanying prospectus, have been superseded by these documents.

SEC FILINGS

Annual Reports on Form 18-K	•	December 31, 2000 for the fiscal year ended December 31, 2000
	•	December 31, 2001 for the fiscal year ended December 31, 2001
Amendment on Form 18-K/A	•	Amendment No. 1 to the Annual Report for the fiscal year ended December 31, 2001

The EIB incorporates by reference additional documents that it may file with the Commission between the date of this prospectus supplement and the termination of the offering of the Notes. These documents include periodic reports, such as Annual Reports on Form 18-K and amendments on Form 18-K/A.

You can obtain any of the documents incorporated by reference in this document through us, or from the Commission. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents incorporated by reference in this prospectus supplement, by requesting them in writing or by telephone from us at the following address and telephone number:

Capital Markets Department
European Investment Bank
100 boulevard Konrad Adenauer
L-2950 Luxembourg
Telephone: (352) 4379-1

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

SUMMARY OF THE OFFERING

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the prospectus.

Issuer	European Investment Bank.

Securities Offered	$3,000,000,000 principal amount of 2.375% Notes Due 2006.

Maturity Date	March 15, 2006.

Interest Payment Dates	March 15 and September 15 of each year, commencing September 15, 2003.

Interest Rate	2.375% per annum.

Redemption	The Notes are not subject to redemption prior to maturity.

Markets	The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is legal to make such offers. See “Underwriters”.

Listing	Application has been made to list the Notes on the Luxembourg Stock Exchange.

Form, Registration and Settlement
The Notes will be represented by the Global Note registered in the name of Cede & Co. as nominee for DTC. The Global Note will be deposited with a custodian for DTC. Except as described in this prospectus, beneficial interests in the Global Note will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Note through DTC, if they are participants in DTC, or indirectly through organizations that are participants in DTC. Owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names and will not receive or be entitled to receive physical delivery of definitive Notes in bearer form. Initial settlement for the Notes will be made in immediately available funds in dollars. See “Description of Notes—Book-Entry System”.

Withholding Tax
The EIB has been advised that under current United States tax law payments of principal of and interest on the Notes may be made by the EIB to the Fiscal Agent without withholding or deduction for United States withholding taxes. For further details with respect to this and relevant European tax proposals, see under the heading “Taxation” in the accompanying prospectus.

APPLICATION OF PROCEEDS

The net proceeds of $2,987,730,000 from the sale of the Notes offered hereby will be used in the general operations of the EIB, including disbursements of loans heretofore or hereafter granted by the EIB.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby (referred to in the accompanying prospectus as the “Securities”) supplements, and to the extent, if any, inconsistent therewith replaces, the description of the general terms and provisions to the Securities set forth in the accompanying prospectus to which description reference is hereby made. Such descriptions do not purport to be complete and are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note filed by the EIB with the Commission.

General

The 2.375% Notes due 2006, offered hereby (the “Notes”) will be issued under a Fiscal Agency Agreement dated as of February 19, 2002 (the “Fiscal Agency Agreement”, as described in the accompanying prospectus), between the EIB and JPMorgan Chase Bank, as Fiscal Agent (the “Fiscal Agent”). Interest will be paid on the Notes at the rate set forth on the cover page of this prospectus supplement, payable March 15 and September 15 of each year (each an “Interest Payment Date”), with the initial payment on September 15, 2003. The Notes will bear interest from January 14, 2003. The Notes are not subject to any sinking fund or to redemption prior to maturity. Registration or transfer of Notes will be effected without charge to the holders thereof.

If an Interest Payment Date or the maturity date is a day on which banking institutions are authorized or obligated by law to close in New York or in a place of payment, then payment of principal or interest need not be made on that Interest Payment Date or the maturity date. The EIB may make the required payment on the next succeeding day that is not a day on which banking institutions are authorized or obligated by law to close in New York or in the place of payment. The payment will be made with the same force and effect as if made on the Interest Payment Date or maturity date and no additional interest shall accrue for the period from the Interest Payment Date or maturity date to the date of actual payment.

Payment of the principal of and interest on the Notes made at the offices of the Fiscal Agent and any Paying Agent shall be subject in all cases to any fiscal or other laws and regulations applicable thereto. Consequently, neither the EIB nor any Paying Agent will make any additional payment in the event of a withholding tax being required in respect of any payment under or in connection with the Notes. Neither the EIB nor any Paying Agent shall be liable to any holders of the Notes or other person for commissions, costs, losses, or expenses in relation to or resulting from such payments. In addition to the Notes, the EIB may issue from time to time other series of Securities under the Fiscal Agency Agreement consisting of notes, bonds, debentures or other unsecured evidences of indebtedness.

The Fiscal Agent will be responsible for:

•	maintaining a record of the aggregate holdings of Notes;

•	ensuring that payments of principal and interest in respect of the Notes received by the Fiscal Agent from the EIB are duly credited to the holders of the Notes; and

•	transmitting to the EIB any notices from the holders of the Notes.

The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by the EIB which shall be governed by the Statute of the EIB set forth in the Protocol annexed to the Treaty signed in Rome on March 25, 1957, as amended and supplemented in particular by the Treaty of Maastricht of February 7, 1992, and the Treaty of Amsterdam signed on October 2, 1997.

Payment of Principal and Interest

Interest will be payable to the persons in whose names the Notes are registered at the close of business on the date that is ten calendar days prior to each Interest Payment Date. The principal of and interest on the Notes will be paid in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts. The EIB may change or terminate the designation of paying agents from time to time. Payments of principal and interest at such agencies will be subject to applicable laws and regulations, including any withholding or other taxes, and will be effected by check, or, under certain circumstances, by transfer to an existing United States dollar account maintained by such holder with a bank in New York City. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The EIB will redeem the Notes on March 15, 2006 at 100% of the principal amount plus accrued but unpaid interest to date.

The Fiscal Agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

The Notes will be sold in denominations of $1,000, $10,000 and $100,000 and integral multiples thereof. Application has been made to list the Notes on the Luxembourg Stock Exchange. As long as the Notes are listed on the Luxembourg Stock Exchange, the EIB will maintain a paying and transfer agent in Luxembourg.

Further Issues

The EIB may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking pari passu with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes.

Notices

All notices will be published in English in London in the Financial Times, in New York in The Wall Street Journal (Eastern Edition) and, so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, in Luxembourg in the Luxemburger Wort. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as determined by the EIB. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

Regarding the Fiscal Agent

JPMorgan Chase Bank will be acting in its capacity as Fiscal Agent through its office located at 450 West 33rd Street, Floor 15, New York, NY 10001 U.S.A.

Book-Entry System

The Notes will be represented by a fully registered global certificate (the “Global Note”) registered in the name of Cede & Co. as nominee for The Depository Trust Company (“DTC”). The Global Note will be deposited, until all obligations of the EIB under the Notes are satisfied, with a custodian (the “Note Depositary”) for DTC. Beneficial interests in the Global Note will be represented through accounts of financial and other institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

Upon the issuance of the Global Note, the EIB expects that the DTC will credit on its book-entry registration and transfer system the respective principal amounts of the Notes to the accounts of persons that have accounts with the DTC (“participants”). The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. The Notes will not be held in definitive form. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and other direct and indirect participants (with respect to interests of persons other than participants). Owners of beneficial interests in the Global Note (other than participants) will not receive written confirmation from DTC of their purchases. Each beneficial owner is entitled to receive upon request written confirmation providing details of the transaction as well as periodic statements of its holdings from DTC (if such beneficial owner is a participant) or from the Euroclear Operator, Clearstream, Luxembourg or such other direct or indirect participant through which such beneficial owner entered into the transaction (if such beneficial owner is not a participant). The laws of some states of the United States require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the Global Note.

Any payment of principal or interest due on the Notes on any interest payment date or at maturity will be made available by the EIB to the Fiscal Agent or any Paying Agent on or before such date. On the respective payment date, the Fiscal Agent and/or any Paying Agent will make such payments to DTC or its nominee, as the case may be, in accordance with arrangements between the Fiscal Agent and/or any Paying Agent and DTC or its nominee. DTC or its nominee, upon receipt of any payment of principal or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. Payments by the Euroclear Operator, Clearstream, Luxembourg and other direct and indirect participants to owners of beneficial interests in the Global Note held through the Euroclear Operator, Clearstream, Luxembourg and such other direct and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants. Neither the EIB nor the Fiscal Agent nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

So long as a depositary, or its nominee, is the registered owner or holder, as the case may be, of the Global Note, such depositary or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by the Global Note for all purposes of the Notes. Owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names and will not receive or be entitled to receive physical delivery of definitive Notes in bearer form. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the Euroclear Operator, Clearstream, Luxembourg or such other direct or indirect participant through which such person owns its interest, to exercise any rights of a holder of Notes.

The Global Note may not be transferred without the prior written consent of the EIB and except in combination and as a whole by the Note Depositary to another custodian and common depositary for such Global Note or to a successor of such custodian and common depositary.

DTC has informed the EIB that: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including some Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

The Euroclear Operator and Clearstream, Luxembourg have informed the EIB that: the Euroclear Operator and Clearstream, Luxembourg each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. The Euroclear Operator and Clearstream, Luxembourg provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. The Euroclear Operator and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depository and custodial relationships. The Euroclear Operator and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective participants may settle trades with each other. The Euroclear Operator and Clearstream, Luxembourg, are indirect participants in DTC.

The Euroclear Operator and Clearstream, Luxembourg customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the Euroclear Operator and Clearstream, Luxembourg is available to other institutions which clear through or maintain a custodial relationship with an account holder of either system.

The following arrangements will apply to the Notes:

Initial settlement for the Notes will be made in immediately available dollar funds (i.e., for value on the date of delivery of the Notes).

Investors electing to hold their Notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC.

Investors electing to hold their Notes through the Euroclear Operator or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds.

Beneficial interests in the Global Note will be represented, and transfers of such beneficial interests will be effected, through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through DTC, if they are participants in DTC, or indirectly through the Euroclear Operator, Clearstream, Luxembourg, or other organizations which are direct or indirect participants in DTC.

Trading between the Euroclear Operator and/or Clearstream, Luxembourg Accountholders.    Secondary market sales of book-entry interests in the Notes held through the Euroclear Operator or Clearstream, Luxembourg to purchasers of book-entry interests in the Notes through the Euroclear Operator or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of the Euroclear Operator and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

Trading between DTC Participants.    Secondary market sales of book-entry interests in the Notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Same Day Funds Settlement System.

Trading between DTC Participants and Euroclear Operator/Clearstream, Luxembourg Accountholders. Secondary market sales of book-entry interests in the Notes between DTC participants on one hand and the Euroclear Operator/Clearstream, Luxembourg Accountholders on the other will be conducted in accordance with the rules and procedures established for such sales by DTC, the Euroclear Operator and Clearstream, Luxembourg, as applicable, and will be settled using the procedures established for such sales by DTC, the Euroclear Operator and Clearstream, Luxembourg, as applicable.

Although the foregoing sets out the procedures of the Euroclear Operator, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the Notes among participants of DTC, Clearstream, Luxembourg and the Euroclear Operator, none of the Euroclear Operator, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. None of the EIB, any agent or manager or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the Securities Act, will have any responsibility for the performance by DTC, the Euroclear Operator, Clearstream, Luxembourg or their respective direct or indirect participants or accountholders or their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

UNDERWRITERS

Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated January 7, 2003 (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and the EIB has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

Name	Principal Amount of Notes
DEUTSCHE BANK AG LONDON	$970,000,000
MORGAN STANLEY & CO. INTERNATIONAL LIMITED	970,000,000
SALOMON BROTHERS INTERNATIONAL LIMITED	970,000,000
ABN AMRO BANK N.V.	10,000,000
BARCLAYS BANK PLC	10,000,000
BNP PARIBAS	10,000,000
CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED	10,000,000
GOLDMAN SACHS INTERNATIONAL	10,000,000
HSBC BANK PLC	10,000,000
J.P. MORGAN SECURITIES LTD.	10,000,000
MERRILL LYNCH INTERNATIONAL	10,000,000
NOMURA INTERNATIONAL PLC	10,000,000

$3,000,000,000

The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

The Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of 0.050% of the principal amount of the Notes.

In order to facilitate the offering of the Notes, Morgan Stanley & Co. International Limited, as stabilization agent, may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, Morgan Stanley & Co. International Limited may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, Morgan Stanley & Co. International Limited may bid for, and purchase, Notes in the open market. Finally, Morgan Stanley & Co. International Limited may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if Morgan Stanley & Co. International Limited repurchases previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. Morgan Stanley & Co. International Limited is not required to engage in these activities, and may end any of these activities at any time.

Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, the EIB in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment transactions with the EIB.

The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the EIB except as set forth in the Underwriting Agreement.

In particular, each Underwriter has represented and agreed that:

(i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the EIB;

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom; and

(iv) it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, “Japanese person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

Expenses associated with this offering are estimated to be $125,000.

The EIB has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

It is expected that delivery of the Notes will be made against payment therefor on or about January 14, 2003 which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to in this prospectus supplement as “T+5”). The ability to settle secondary market trades of the Notes effected on the date of pricing may be affected by T+5 settlement.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for the EIB by the Legal Affairs Directorate of the EIB and by Cravath, Swaine & Moore, London, England, United States counsel for the EIB, and for the Underwriters by Sullivan & Cromwell, New York, New York, United States counsel for the underwriters. In rendering their opinions, Cravath, Swaine & Moore and Sullivan & Cromwell may rely as to matters of the law of the European Community upon the opinion of the Legal Affairs Directorate of the EIB.

GENERAL INFORMATION

The members of the EIB are the fifteen member states of the EU and the following table sets out the share of each member state in the subscribed capital of the EIB at January 1, 2003.

Country	EUR	Percentage
Germany	26,649,532,500	17.766
France	26,649,532,500	17.766
Italy	26,649,532,500	17.766
United Kingdom	26,649,532,500	17.766
Spain	9,795,984,000	6.531
Belgium	7,387,065,000	4.925
Netherlands	7,387,065,000	4.925
Sweden	4,900,585,500	3.267
Denmark	3,740,283,000	2.494
Austria	3,666,973,500	2.445
Finland	2,106,816,000	1.404
Greece	2,003,725,500	1.336
Portugal	1,291,287,000	0.861
Ireland	935,070,000	0.623
Luxembourg	187,015,500	0.125

Total	150,000,000,000	100.000

The following information is required by the rules of the Luxembourg Stock Exchange:

1. The issuance of the Notes was duly authorized by the EIB pursuant to an authorization of its Board of Directors December 5, 2001, and a resolution adopted by its Management Committee on January 7, 2003.

2. The Global Note has been assigned ISIN No. US298785CT14, CUSIP No. 298785CT1 and Euroclear and Clearstream Common Code No. 016088633.

3. The EIB will appoint J.P. Morgan Bank Luxembourg S.A. as Luxembourg Paying Agent with respect to the Notes. A copy of the Fiscal Agency Agreement will be available for inspection at the office of J.P. Morgan Bank Luxembourg S.A. In addition, a copy of the current, and any future, annual report of the EIB may be obtained free of charge at the office of J.P. Morgan Bank Luxembourg S.A. It is expected that the Annual Report for the year 2002 will be made available during June 2003.

4. The Notes have been accepted for clearance through DTC, the Euroclear Operator and Clearstream, Luxembourg.

European Investment Bank

100, boulevard Konrad Adenauer
L-2950 Luxembourg,
Grand Duchy of Luxembourg
Telephone: (352) 4379-1

Debt Securities

The European Investment Bank from time to time may offer its debt securities consisting of notes and/or bonds denominated in U.S. dollars, in a currency or two or more currencies of the member states of the European Community, in euro, in Japanese yen, or in other currencies to be determined at the time of sale. The maximum aggregate principal amount of securities that may be issued is $5,000,000,000, treating any offering of securities in a currency or currencies other than the U.S. dollar as the equivalent in U.S. dollars based on the applicable exchange rate at the date of issue.

The securities will be offered from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. The securities will be unconditional, direct and general obligations of the EIB in accordance with their terms for their payment and performance.

The specific designation, aggregate principal amount and other terms in connection with the offering and sale of each issue of securities will be set forth in a prospectus supplement. You should read this prospectus and the prospectus supplement carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2002.

In recent years the relative values of the U.S. dollar and other currencies have fluctuated significantly. To date such changes in relative currency values have not adversely affected the European Investment Bank’s financial condition. The European Investment Bank is unable to predict how future currency conditions may affect its financial condition. Additional information regarding exchange rates appears in the Notes to the Financial Statements in Exhibit I to the Form 18-Ks referred to under “Where You Can Find More Information.”

References herein to “euro” are to the single currency introduced at the start of the third stage of economic and monetary union pursuant to the Treaty as described below under “The European Investment Bank-Introduction”. References herein to “U.S. dollars”, “U.S. $”, “dollar” or “$” are to the lawful currency of the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the European Investment Bank filed with the Securities and Exchange Commission, or the Commission, under the Securities Act of 1933, or the Securities Act, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $5,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below.

You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any prospectus supplement, is accurate at any date other than the date indicated on the cover page of these documents.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file reports and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Commission:

Public Reference Room	Northeast Regional Office
450 Fifth Street, N.W.	233 Broadway
Room 1024	New York, New York 10279
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that the EIB previously filed with the Commission. They contain important information about us.

SEC Filings
Annual Reports on Form 18-K	Dated:
	•	December 31, 2000 for the fiscal year ended December 31, 2000
	•	December 31, 2001 for the fiscal year ended December 31, 2001

The EIB incorporates by reference additional documents that it may file with the Commission between the date of this prospectus and the termination of the offering of the Securities. These documents include periodic reports, such as Annual Reports on Form 18-K and amendments on Form 18-K/A.

You can obtain any of the documents incorporated by reference in this document through us, or from the Commission. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us at the following address and telephone number:

Capital Markets Department
European Investment Bank
100, boulevard Konrad Adenauer
L-2950 Luxembourg,
Grand Duchy of Luxembourg
Telephone: (352) 4379-1

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

THE EUROPEAN INVESTMENT BANK

Introduction

The European Investment Bank is an autonomous public institution established by the Treaty of Rome of March 25, 1957 establishing the European Economic Community, as amended and supplemented by the Treaty of Maastricht of February 7, 1992 establishing the European Union and the Treaty of Amsterdam of October 2, 1997, or the Treaty. The EIB’s capital is subscribed by the member states of the European Union. The EIB grants loans and guarantees to finance investment projects, utilizing its own capital resources and borrowings on capital markets. The EIB is situated at 100, boulevard Konrad Adenauer, L-2950 Luxembourg, Grand Duchy of Luxembourg.

Mission

Under the Treaty, the purpose of the EIB is to contribute to the balanced and steady development of a common market among member states. To that end, operating on a non-profit-making basis, the EIB is required by the Treaty to grant loans and give guarantees for projects which develop the less-developed regions of the EU and, where the projects are of such size or nature that they cannot be entirely financed from resources available in the individual member states, for projects which modernize or develop undertakings or develop new activities, or which are of common interest to several member states. In addition, the EIB grants loans and gives guarantees for projects outside the EU, generally within the framework of agreements between the EU and non-member states.

Constitution and Membership

The EIB is separate from the EU institutions and it has its own governing bodies, sources of revenues and financial operations and is solely responsible for its indebtedness. The EIB is governed by the provisions of the Treaty, the Statute of the EIB, as amended, which is annexed as a protocol to the Treaty, and the Protocol on the Privileges and Immunities of the European Communities.

The members of the EIB are the fifteen member states of the EU and the following table sets out the share of each member state in the subscribed capital of the EIB at December 31, 2001.

Country	EUR	Percentage
Germany	17,766,355,000	17.766
France	17,766,355,000	17.766
Italy	17,766,355,000	17.766
United Kingdom	17,766,355,000	17.766
Spain	6,530,656,000	6.531
Belgium	4,924,710,000	4.925
Netherlands	4,924,710,000	4.925
Sweden	3,267,057,000	3.267
Denmark	2,493,522,000	2.494
Austria	2,444,649,000	2.445
Finland	1,404,544,000	1.404
Greece	1,335,817,000	1.336
Portugal	860,858,000	0.861
Ireland	623,380,000	0.623
Luxembourg	124,677,000	0.125

Total	100,000,000,000	100.000

The board of directors of the EIB may require payment of the balance of the subscribed capital, to such extent as may be required by the EIB to meet its obligations towards those who have made loans to it. Each member state shall make this payment in proportion to its share of the subscribed capital in the currencies required by the EIB to meet these obligations.

ADMINISTRATION

The EIB is directed and managed by a board of governors, a board of directors and a management committee. The board of governors consists of government ministers, usually ministers of finance, appointed by the member states. The board of directors is composed of 25 directors and 13 alternate directors, each appointed by the board of governors on nomination by the member states and the commission of the European Union. The management committee consists of the president and vice-presidents appointed for a period of six years by the board of governors on a proposal from the board of directors.

LEGAL STATUS

The EIB has a legal personality and possesses in each member state the most extensive legal capacity accorded to legal persons under the laws of each such member state. It may acquire and transfer property and sue and be sued in its own name.

The EIB and its assets, revenue and other property are exempt from all direct taxes of the member states. The EIB is also exempt from any fiscal charges in respect of increases in its subscribed capital or paid-in capital and from any related formalities in the member state in which the EIB has its seat. The activities of the EIB carried out under the terms of the Statute may not be the subject of any turnover tax in the member states.

The Treaty provides that the Court of Justice of the European Communities, or the Court of Justice, has exclusive jurisdiction in certain cases involving the fulfillment by member states of their obligations under the Statute and the lawfulness of measures adopted by the board of governors and the EIB’s board of directors. Subject to the foregoing exclusive jurisdiction of the Court of Justice, any litigation between the EIB and its creditors or debtors, including claims based on guarantees made by member states, may be determined by competent national courts. The property and assets of the EIB within the member states are not, except by judicial decision and with the authorization of the Court of Justice, subject to attachment or to seizure by way of execution.

USE OF PROCEEDS

The net proceeds to the EIB from the sale of the securities offered hereby will be used in the general operations of the EIB, including disbursements of loans granted by the EIB prior to or after the date of this prospectus. Neither the particular projects for which, or borrowers to which, loans will be made nor the countries in which such projects will be located have been identified.

DESCRIPTION OF SECURITIES

The following is a brief summary of the terms and conditions of the securities and the fiscal agency agreement with respect thereto. Copies of the forms of securities and the forms of fiscal agency agreement are filed as exhibits to the registration statement of which this prospectus constitutes a part. For a complete description of the securities, you should read the exhibits that are referred to.

General

The securities may be issued in one or more series as may be authorized from time to time by the EIB. Reference is made to the applicable prospectus supplement for the following terms of securities offered thereby:

(i)  the designation, aggregate principal amount and currency, any limit on such principal amount and authorized denominations;

(ii)  the percentage of their principal amount at which such securities will be issued;

(iii)  the maturity date;

(iv)  the interest rate or method of determining the interest rate, if any;

(v)  the interest payment dates, if any, and the dates from which interest accrues;

(vi)  any index, price or formula to be used for determining the amount of any payment of principal, premium or interest;

(vii)  any optional or mandatory redemption terms or purchase, repurchase or sinking fund provisions;

(viii)  whether such securities will be in bearer form, which may or may not be registrable as to principal, with interest coupons, if any, or in fully registered form, or both, and restrictions on the exchange of one form for another;

(ix)  the record date;

(x)  governing law of the securities;

(xi)  if the securities can be redenominated into euro at the option of the EIB; and

(xii)  other specific provisions.

There will be a fiscal agent or agents for the EIB in connection with the securities whose duties will be governed by the fiscal agency agreement. The EIB may replace the fiscal agent and may appoint different fiscal agents for different series of securities. The identity of the fiscal agent for each series of securities will be set forth in the applicable prospectus supplement. The EIB may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent. The fiscal agent is the agent of the EIB, is not a trustee for the holders of the securities and does not have the same responsibilities or duties to act for such holders as would a trustee.

Any monies paid by the EIB to the fiscal agent or any paying agent identified in a prospectus supplement for the payment of the principal of (or premium, if any, on) or interest, respectively, on any securities that remain unclaimed at the end of ten years or five years, respectively, after such principal (or premium, if any) or interest shall have become due and payable (whether at maturity, upon call for redemption or otherwise) shall then be repaid to the EIB upon its written request. Upon such repayment all liability of the fiscal agent and any paying agent with respect to such monies shall cease. Any obligation the EIB may have to pay the principal of (or premium, if any, on) such securities shall terminate at the end of ten years after such principal or premium shall have become due and payable. Any obligation the EIB may have to pay any interest on such securities shall terminate at the end of five years after such interest shall have become due and payable.

Securities may be issued as discounted securities, which bear no interest or bear interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount. Special considerations applicable to any discounted securities will be described in the related prospectus supplement.

All payments of principal of and any premium and interest on securities denominated in euro, or euro securities, will be paid in euro.

Principal of, and premium, if any, on, and interest on the securities will be payable at such place or places and in such currency or currencies as are designated by the EIB and set forth in the applicable prospectus supplement. Interest on fully registered securities will be paid by check mailed to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at each such person’s address appearing on the register of securities.

Rank of Securities

The securities will be unconditional, direct and general obligations of the EIB in accordance with their terms for their payment and performance. The securities will rank pari passu with any present or future indebtedness of the EIB represented by any unsubordinated notes, bonds or other securities, except indebtedness:

(i)  incurred for all or part of the purchase price of property purchased by the EIB; and

(ii)  secured by any mortgage, pledge or other security interest on such property but otherwise ranking pari passu with the securities.

If the EIB secures any such present or future indebtedness by any mortgage, pledge or other security interest on any of its present or future assets or revenues, other than mortgages, pledges or security interests on property purchased by the EIB as security for all or part of the purchase price, the securities will be secured by such mortgage, pledge or other security interest equally and ratably with such indebtedness. The instrument creating such mortgage, pledge or other security interest will expressly provide that it secures the securities.

Default; Acceleration of Maturity

The principal of all the securities of a series then outstanding (if not already due) may be declared to be due and payable immediately by written notice given to the EIB and the fiscal agent by the holders of not less than a majority in principal amount of all the securities of such series at the time outstanding, if:

(i)  the EIB shall default in any payment of the principal of (or the premium, if any, on) or interest on any of the securities of a series and such default shall not be cured by payment thereof within 30 days, or

(ii)  the EIB shall default in the performance of any other covenant under the securities of a series and such default shall continue for a period of 90 days after written notice thereof shall have been given to the EIB and the fiscal agent by the holders of not less than 25% in principal amount of all the securities of such series at the time outstanding, or

(iii)  a default, as defined in any instrument evidencing, securing or protecting any indebtedness of the EIB, now or hereafter outstanding and maturing more than one year from the date of its creation, shall happen and the maturity of such indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled.

The holders of not less than a majority in principal amount of all the securities of such series then outstanding, by written notice given to the EIB and the fiscal agent, may rescind such declaration, at any time after the principal of all the securities of a series shall have been so declared due and payable if:

(i)  no judgment or decree for the payment of amounts due thereon shall have been entered,

(ii)  all arrears of interest upon all the securities of such series and all other sums due in respect thereof, except any principal payments which shall not have matured by their terms, shall have been duly paid by the EIB, and

(iii)  all other defaults under the securities of such series shall have been made good.

No such rescission shall impair any right consequent on any subsequent default.

Redemption

If the securities of a series provide for mandatory redemption by the EIB, or redemption at the election of the EIB, such redemption shall be upon not more than 60 nor less than 30 days’ notice. In the event of redemption in part, the securities to be redeemed will be selected by lot by the fiscal agent. Notices to the holders of the securities will be given by delivery to the relevant securities clearing system for communication by each of them to entitled participants. So long as the securities are listed on one or more stock exchanges and the rules of such stock exchange(s) so require, notices shall also be published in such manner as the rules of such stock exchange(s) may require.

Amendments

Upon the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the securities of a series of securities then outstanding or upon the written consent of the holders of not less than such percentage (or of such other percentage as may be set forth in the terms of the securities of such series with respect to the action being taken) at a meeting duly called and held, the EIB may modify, amend or supplement the terms of the securities of such series or, insofar as it affects the securities of such series, the fiscal agency agreement, in any way. Such holders may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the securities of such series to be made, given or taken by holders of securities. No such action may, without the consent of the holder of each security of such series affected thereby:

(i)  change the due date for the payment of the principal of (or premium, if any, on) or any installment of interest on any security of such series,

(ii)  reduce the principal amount of any security of such series, the portion of such principal amount which is payable upon acceleration of the maturity of such security, the interest rate thereon or the premium payable upon redemption thereof,

(iii)  change the coin or currency (unless required by law of the jurisdiction which issued such coin or currency) in which or the required places at which payment with respect to interest, premium or principal in respect of the securities of such series is payable,

(iv)  shorten the period during which the EIB is not permitted to redeem the securities of such series, or permit the EIB to reduce the securities of such series if, prior to such action, the EIB is not permitted to do so, or

(v)  reduce the proportion of the principal amount of the securities of such series the vote or consent of the holders of which is necessary to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the securities of such series or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby to be made, given or taken.

The EIB and the fiscal agent may, without the vote or consent of any holder of securities, amend the fiscal agency agreement or the securities of any series for the purpose of:

(i)  adding to the covenants of the EIB for the benefit of the holders of the securities,

(ii)  surrendering any right or power conferred upon the EIB,

(iii)  securing the securities pursuant to the requirements of the securities or otherwise,

(iv)  curing any ambiguity or curing, correcting or supplementing any defective provision thereof, or

(v)  amending the fiscal agency agreement or the securities of such series in any manner which the EIB and the fiscal agent reasonably determine is not inconsistent with the securities of such series and does not adversely affect the interest of any holder of securities.

In relation to any securities denominated in a currency that becomes the euro (through participation in the third stage of economic and monetary union pursuant to the Treaty), the EIB may:

(i)  redenominate in euro the securities, and

(ii)  consolidate the securities so redenominated,

in accordance with the terms and conditions set out in the relevant prospectus supplement. Consent of the holders of the securities for such redenomination and consolidation is not required.

In summary, the redenomination of the securities includes the following: Conversion into euro will be at the rate for the conversion of such currency into euro pursuant to the Treaty and the relevant European Community decisions or regulations. After such conversion and following rounding(s), the EIB may, at its option, renominalize the securities into integral amounts in euro. In addition, the market conventions applicable to such securities shall be deemed to be amended to comply with any conventions the fiscal agent, in its discretion, shall determine to be then applicable to euro securities.

Furthermore, the EIB may consolidate the securities so redenominated with other securities issued by it that have the same terms and conditions as the securities and that are either originally denominated in euro or redenominated in euro.

Governing Law, Jurisdiction and Consent to Service

The securities will be governed by, and interpreted in accordance with, the laws of the State of New York or the laws of the Grand Duchy of Luxembourg except as to matters relating to the authorization and execution of the securities by the EIB, which shall be governed by the Statute and the Treaty on European Union.

The EIB will waive (to the extent permitted by law) irrevocably any immunity from jurisdiction or execution to which it or its property might otherwise be entitled in any action arising out of or based upon the securities of any series which may be duly instituted in any State or Federal court in The City and State of New York by the holder of a security of such series. This waiver shall not extend to actions brought under the United States Federal securities laws.

The EIB will appoint the fiscal agent as its authorized agent in The City of New York upon which process may be served in any action arising out of or based upon the securities of any series which may be instituted in any State or Federal court in The City and State of New York by the holder of a security of such series and will accept the jurisdiction of any such court in respect of such action. Such appointment and acceptance of jurisdiction shall not extend to actions brought under the United States Federal securities laws. Such appointment shall be irrevocable so long as any of the securities of such series remain outstanding unless and until the appointment of a successor fiscal agent as the EIB’s authorized agent and such successor’s acceptance of such appointment. Notwithstanding the foregoing, the United States Foreign Sovereign Immunities Act of 1976 may provide an effective means of service and preclude the assertion of sovereign immunity in actions brought under the United States Federal securities laws. With respect to execution, such Act provides that commercial property located in the United States of an agency or instrumentality of a foreign state may be levied upon for the satisfaction of judgments rendered against it by United States courts in connection with its commercial activities. However, the property and assets of the EIB within the member states are not subject to attachment or to seizure by way of execution without the authorization of the Court of Justice. Notwithstanding the foregoing, any action based on the securities of any series may be instituted by the holder of a security of such series in any competent court of the jurisdiction in which the EIB has its seat.

Book-Entry System

The securities will be issued in the form of one or more temporary and/or definitive global securities, each, a Global Security, which will be represented by (i) one or more global certificates in registered form and/or by (ii) one or more global certificates in bearer form. The Global Securities will be deposited, until all obligations of the EIB under the securities are satisfied, with, or on behalf of, The Depository Trust Company and/or any other depositary or depositaries identified in the applicable prospectus supplement, each, a Depositary, which may include Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, société anonyme. Beneficial interests in the Global Securities will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear, Clearstream and/or any other relevant securities clearing systems.

The specific terms of the depositary arrangement with respect to a series of securities will be described in the prospectus supplement relating to such series. The EIB anticipates that the following provisions will apply to depositary arrangements.

Upon the issuance of a Global Security, the EIB expects that the applicable Depositary, or its nominee, will credit on its book-entry registration and transfer system the respective principal amounts of the securities represented by such Global Security to the accounts of persons that have accounts with such Depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or agents with respect to such securities or by the EIB if such securities are offered and sold directly by the EIB. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). Owners of beneficial interests in a Global Security (other than participants) will not receive written confirmation from the applicable Depositary of their purchases. Each beneficial owner is expected to receive written confirmation providing details of the transaction as well as periodic statements of its holdings, from the Depositary (if such beneficial owner is a participant) or from the participant through which such beneficial owner entered into the transaction (if such beneficial owner is not a participant). The laws of some states of the United States require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

Any payment of principal or interest due on any securities on any interest payment date or at maturity will be made available by the EIB to the fiscal agent or any paying agent on or before such date. On the respective payment date, the fiscal agent and/or any paying agent will make such payments to the Depositary or its nominee, as the case may be, in accordance with arrangements between the fiscal agent and/or any paying agent and such Depositary or its nominee. Such Depositary or its nominee, upon receipt of any payment of principal or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary or its nominee. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants. Neither the EIB nor the fiscal agent nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

So long as a Depositary, or its nominee, is the registered owner or holder of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the securities represented by such Global Security for all purposes of the securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the securities represented by such Global Security registered in their names and will not receive or be entitled to receive physical delivery of definitive securities in bearer form. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the applicable Depositary, or its nominee, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of securities.

Except as otherwise set forth in the applicable prospectus supplement, a Global Security may not be transferred except as a whole by the applicable Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or any other nominee of such Depositary, or by such Depositary or any such nominee to another Depositary for such securities or its nominee or to a successor of the Depositary or a nominee of such successor. Securities represented by a Global Security are exchangeable for certificated securities in definitive form (“Certificated Securities”) of like tenor as such securities:

(i)  if the related Depositary notifies the EIB that it is unwilling or unable to continue as Depositary for such Global Security or if at any time such Depositary ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), at a time when it is required to be so registered, and a replacement Depositary is not appointed,

(ii)  if the EIB in its discretion at any time determines not to have all of the applicable securities represented by such Global Security,

(iii)  if an event of default entitling the holders of the applicable securities to accelerate the maturity thereof has occurred and is continuing, or

(iv)  in such other events as may be specified in a prospectus supplement.

Any security that is exchangeable pursuant to the preceding sentence is exchangeable for Certificated Securities registered in such names as the applicable Depositary shall direct. Certificated Securities may be presented for registration of transfer or exchange at the office of the fiscal agent in such place as is specified in a prospectus supplement. Subject to the foregoing or as otherwise provided herein or in a prospectus supplement, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same tenor and amount to be registered in the name of the Depositary or its nominee.

DTC has informed the EIB that: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Euroclear and Clearstream have informed the EIB that: Euroclear and Clearstream each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream customers are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream is available to other institutions which clear through or maintain a custodial relationship with an account holder of either system.

The following arrangements will apply to the securities:

Initial settlement for the securities will be made in immediately available funds in the currency in which the securities are denominated (i.e., for value on the date of delivery of the securities). Certain Underwriters are prepared to arrange for currency conversions, if necessary, to enable certain investors to make payments in another currency than the currency in which the securities are denominated. See “Currency Conversions and Foreign Exchange Risks”.

The securities will be issued in the form of a fully registered Global Security, which will be deposited with the fiscal agent as custodian for, and registered in the name of Cede & Co. as nominee of, DTC for the accounts of its participants (the “DTC Global Security”), and a Global Security in bearer form (the “European Global Security”) which will be deposited with the fiscal agent as common depositary for Euroclear and Clearstream, for the accounts of their respective participants.

Beneficial interests in the Global Securities will be represented, and transfers of such beneficial interests will be effected, through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream. Investors may elect to hold interests in the securities through any of DTC, Euroclear or Clearstream if they are participants of such systems, or indirectly through organizations which are participants in such systems.

All securities will be recorded in a register maintained by the fiscal agent. The fiscal agent will be responsible for (i) maintaining a record of the aggregate holdings of all outstanding securities evidenced by the DTC Global Security and the European Global Security; (ii) registering transfers between DTC, on the one hand, and Euroclear or Clearstream, on the other hand; (iii) ensuring that payments of principal and interest in respect of the securities received by the fiscal agent from the EIB are duly credited to the holders of the securities; and (iv) transmitting to the EIB any notices from the holders of the securities.

Trading between Euroclear and/or Clearstream Accountholders.    Secondary market sales of book-entry interests in the securities held through Euroclear or Clearstream to purchasers of book-entry interests in the securities through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds.

Trading between DTC Participants.    Secondary market sales of book-entry interests in the securities between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Same Day Funds Settlement System.

Trading between DTC Seller and Euroclear/Clearstream Purchaser.    When book-entry interests in securities are to be transferred from the account of a DTC participant holding a beneficial interest in any DTC Global Security to the account of a Euroclear or Clearstream accountholder wishing to purchase a beneficial interest in any European Global Security, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream accountholder to DTC on the settlement date. On the settlement date, the Depositary, or any successor custodian and common depositary, will instruct the fiscal agent to (i) decrease the amount of securities registered in the name of Cede & Co. and evidenced by the DTC Global Security and (ii) increase the amount of securities deposited with the Depositary, or any successor custodian and common depositary, and evidenced by the European Global Security. Book-entry interests will be delivered to Euroclear or Clearstream, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date. Unless otherwise specified in a prospectus supplement, the record date for payment of interest shall be determined in the manner set forth above.

Trading between Euroclear/Clearstream Seller and DTC Purchaser.    When book-entry interests in the securities are to be transferred from the account of a Euroclear or Clearstream accountholder to the account of a DTC participant wishing to purchase a beneficial interest in any DTC Global Security, the Euroclear or Clearstream participant must send delivery instructions to Euroclear or Clearstream, one business day prior to the settlement date. Euroclear or Clearstream, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, or any successor custodian and common depositary, and the fiscal agent to arrange delivery to the DTC participant on the settlement date. On the settlement date, the common depositary for Euroclear and Clearstream, or any successor custodian and common depositary, will (i) transmit appropriate instructions to the custodian of the securities who will in turn deliver such book-entry interests in the securities to the relevant account of the DTC participant and (ii) instruct the registrar to (a) decrease the amount of securities registered in the name of the nominee of the common depositary for Euroclear and Clearstream and (b) increase the amount of securities registered in the name of Cede & Co. and evidenced by the DTC Global Security. The record date for payment of interest will be determined in the manner set forth above.

Although the foregoing sets out the procedures of Euroclear, Clearstream and DTC in order to facilitate the transfers of interests in the securities among participants of DTC, Clearstream and Euroclear, none of Euroclear, Clearstream or DTC is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. None of the EIB, any agent or manager or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective direct or indirect participants or accountholders or their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

PLAN OF DISTRIBUTION

The EIB may sell securities in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents. Each prospectus supplement with respect to securities will set forth the terms of the offering of such securities, including the name or names of any underwriters, the price of such securities and the net proceeds to the EIB from such sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by the EIB to one or more institutional purchasers, or through agents designated by the EIB from time to time. Any agent involved in the offer or sale of securities will be named, and any commissions payable by the EIB to such agent will be set forth, in the applicable prospectus supplement. Any such agent will be acting on a best efforts basis for the period of its appointment.

The EIB may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from the EIB at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Such contracts will be subject only to those conditions set forth in such prospectus supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents and underwriters may be entitled under agreements entered into with the EIB to indemnification by the EIB against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the EIB in the ordinary course of business.

CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS

Currency Conversions

Initial purchasers are required to make payments in the currency in which the securities are denominated. The EIB, through underwriters or dealers, may arrange for currency conversions to enable certain investors to make payments in another currency than the currency in which the securities are denominated. Each such conversion will be made by such underwriter or dealer on such terms and subject to such conditions, limitations and charges as such underwriter or dealer may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable laws and regulations. All costs of such conversion will be borne by such investors.

Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see “—Foreign Exchange Risks” below.

Foreign Exchange Risks

An investment in securities offered from time to time denominated and payable in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities or maintains its accounts (the “home currency”) may entail significant risks. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the currency in which the securities are denominated (if different than the home currency). Such risks generally depend on events over which the EIB has no control, such as economic and political events and the supply of and demand for the currency in which the securities are denominated and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the securities. For additional information regarding exchange rates, see the Notes to the Financial Statements in Exhibit I to the EIB’s Annual Reports on Form 18-K. Depreciation of the currency in which the securities are denominated (if different than the home currency) against the relevant home currency could result in a decrease in the effective yield of such securities below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

TAXATION

The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of a security is based upon the advice of Cravath, Swaine & Moore, United States counsel to the EIB. It deals only with securities held as capital assets by the initial purchasers thereof. No tax opinion has been rendered. This summary does not discuss all of the tax consequences that may be relevant to a particular holder in light of the holder’s circumstances or to holders subject to special rules, such as dealers in securities, banks or life insurance companies or tax-exempt organizations.

This summary does not address tax consequences under the laws of any state, locality or foreign jurisdiction. Furthermore, the discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”) and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in Federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of securities should consult their own tax advisors concerning the Federal income tax consequences thereof in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdictions. In addition, in respect of each issue of securities, the following discussion will be supplemented (and to the extent, if any, it is inconsistent with, replaced) by the description of the principal United States Federal income tax consequences set forth in the applicable prospectus supplement relating thereto.

The securities and interest thereon will not be exempt from United States taxation generally.

Under United States Federal income tax law as currently in effect, and subject to the discussion of “backup” withholding below, interest on the securities is currently exempt from United States Federal income taxes, including withholding taxes, if paid to an individual who is not a citizen or resident of the United States or to a corporation organized under the laws of a country other than the United States (a “non-U.S. Holder”) whether or not such non-U.S. Holder is engaged in trade or business in the United States, unless

(i)  the corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Code, or

(ii)  the individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States.

In addition, (a) subject to the discussion of backup withholding below, a non-U.S. Holder will not be subject to United States Federal income tax on any gain realized on the sale or exchange of a security, provided that such gain is not effectively connected with the conduct by the holder of a U.S. trade or business and, in the case of a non-U.S. Holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized, (b) interest on the securities constitutes income from sources without the United States, but, with certain exceptions, is treated separately, together with other items of “passive income” or “financial services income”, for purposes of computing the foreign tax credit allowable under the Code, and (c) the securities are deemed to be situated outside the United States for purposes of the United States Federal estate tax and are not includible in the gross estate for purposes of such tax in the case of a nonresident of the United States who was not a citizen of the United States at the time of death.

A “backup” withholding tax and certain information reporting requirements may apply to payments of principal, premium, if any, and interest on the securities made to certain noncorporate holders if such payments are made or are considered made in the United States (including payments on securities made by wire transfer from outside the United States to an account maintained by the holder with the fiscal agent or any paying agent in the United States). If the conditions relating to place of payment are satisfied, non-United States persons are generally exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States Federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption from the requirements. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a non-United States person who sells a security through a United States branch of a broker and information reporting (but not backup withholding) will apply to a non-United States person who sells a security through a broker with certain connections to the United States.

The member states of the European Union are considering proposals for the passing of a directive regarding the taxation of savings income. Under the proposals, member states would be required to provide to the tax authorities of another member state details of payments of interest made by a person within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to such payments. These proposals are at an early stage of discussion and the terms of any directive actually passed may differ substantially from such proposals. Investors should rely on their own analysis of the proposals and should take advice from appropriate legal or taxation professionals.

LEGAL OPINIONS

The validity of each series of securities to be offered will be passed upon for the EIB by the Legal Affairs Directorate of the EIB and by Cravath, Swaine & Moore, London, England, United States counsel for the EIB, and, if sold to or through underwriters, will be passed upon for such underwriters by Sullivan & Cromwell, New York, New York. All statements in this prospectus with respect to the Treaty of Rome, the Treaty on European Union, the Statute and the laws of the member states have been passed upon by the Legal Affairs Directorate of the EIB, and are included upon the authority of the General Counsel of the EIB. In rendering their opinions, Cravath, Swaine & Moore and Sullivan & Cromwell will rely as to matters of the law of the European Community and the member states upon the opinion of the Legal Affairs Directorate of the EIB.

EXPERTS

The financial statements incorporated in this prospectus by reference to the 2000 and 2001 Annual Reports on Form 18-K have been incorporated in reliance on the report of Ernst & Young, independent accountants, given on the authority of such firm as experts in auditing and accounting.

AUTHORIZED AGENT IN THE UNITED STATES

The Authorized Agent of the EIB in the United States is:

Günter O. Burghardt
Head of Delegation of the European Communities to
the United States
2300 M Street, N.W.
Washington, D.C. 20037

The information set forth herein is stated on the authority of the President of the EIB, in his duly authorized official capacity as President.

EUROPEAN INVESTMENT BANK

By:	/s/ Philippe Maystadt
Philippe Maystadt President

ISSUER

European Investment Bank
100 boulevard Konrad Adenauer
L-2950 Luxembourg

LEGAL ADVISOR TO THE EUROPEAN INVESTMENT BANK

Cravath, Swaine & Moore
CityPoint
One Ropemaker Street
London EC2Y 9HR

LEGAL ADVISOR TO THE UNDERWRITERS

Sullivan & Cromwell
125 Broad Street
New York, NY 10004

FISCAL AGENT, REGISTRAR AND PRINCIPAL PAYING AGENT

JPMorgan Chase Bank
450 West 33rd Street
Floor 15
New York, NY 10001

LUXEMBOURG PAYING AGENT AND LISTING AGENT

J.P. Morgan Bank Luxembourg S.A
5, Rue Plaetis, BP 240
L-2338 Luxembourg